Via email

Douglas J. Beck, CPA

Re: Employment as Chief Financial Officer

Dear Doug:

Further to our conversations, we are pleased to offer you the position of Chief Financial Officer of AIT Therapeutics, Inc. on the terms set forth below.

I. Position

Job title
Your title will be Chief Financial Officer and you will report to the Company's Chief Executive Officer and the Board of Directors

Working schedule
This is a full position requiring approximately 40 hours per week. Your regular weekly schedule will be Monday to Friday, 9 am to 5 pm.

Employment Relationship
Employment with the Company is for no specific period of time. Your employment with the Company will be "at will," meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term until such time as you and the Company enter into an Employment Agreement, which would be expected within the ensuing 4 weeks.
Although your job duties, title, compensation and benefits, as well as the Company's personnel policies and procedures, may change from time to time, the "at will" nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you.)

II. Cash Compensation
Salary
The Company will pay you a starting salary at the rate of $250,000 per year, payable in accordance with the Company's standard payroll schedule. This salary will be subject to adjustment pursuant to the Company's employee compensation policies.

Tax withholding
All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

Tax advice

You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

III. Bonus (or commission) potential

In addition, you will be eligible to be considered for an incentive bonus for each fiscal year of the Company. The bonus (if any) will be awarded based on objective or subjective criteria established by the Company's Chief Executive Officer and approved by the Company's Board of Directors or appropriate Committee. Any bonus for the fiscal year in which your employment begins will be prorated, based on the number of days you are employed by the Company during that fiscal year. Any bonus for a fiscal year will be paid within 3 months after the close of that fiscal year, but only if you are still employed by the Company at the time of payment. The determinations of the Company's Board of Directors with respect to your bonus will be final and binding.

IV. Employee benefits

As an Officer of the Company, you will be eligible to participate in a number of Company-sponsored benefits.

The Company offers a comprehensive employee benefits program.

Vacation policy

You will be eligible for 25 days of paid vacation leave per year. Paid time off is additional to sick days, bank holidays and days that the company does not operate.

Private health and dental insurance plan

As all Company employees, you will be eligible for the private health and dental insurance plan we provide. Specific terms and conditions may change upon vendor's decision.

Stock Options

Subject to the approval of the Company's Board of Directors or its Compensation Committee you will be granted an option to purchase 85,000 shares of the Common Stock of the Company (the "Option.") The exercise price per share of the Option will be determined by the Board of Directors or the Compensation Committee when the Option is granted. The Option will be subject to the terms and conditions applicable to options granted under the Company's Stock Plan (as adopted, the "Plan"), as described in the Plan and the applicable Stock Option Agreement. You will vest in 25% of the Option shares after 12 months of continuous service, and the balance will vest in equal monthly installments over the next 36 months of continuous service, as described in the applicable Stock Option Agreement.

Severance for termination without cause or for resignation for good reason

You will receive severance payments to you for termination without cause or resignation for good reason in an amount equal to one month base salary for every six months employed by the Company, said amounts to be cumulative and not to exceed a total of six months severance payments. The Company will continue to contribute to your health and dental benefits in the same proportion as during employment for the same duration as severance payments are made.

Severance in the event of a change of control

In the event of a change of control of the Company, as that term will be more fully defined in a superseding agreement, you will receive severance payments to you equal to six months base salary and the Company will continue to provide health and dental benefits in the same proportion as during employment for six months. Also, all of your outstanding options to acquire Company stock and restricted common stock awards which have not vested as of the date of termination shall become immediately vested as of the date of termination.

V. Privacy and Confidentiality Agreements

Privacy Agreement
You are required to observe and uphold all of the Company's privacy policies and procedures as implemented or varied from time to time. Collection, storage, access to and dissemination of employee personal information will be in accordance with privacy legislation.

Conflict of Interest policy
While you are employed at this Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this letter of agreement, you confirm that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

Proprietary Information and Inventions Agreement
Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company's standard Proprietary Information and Inventions Agreement.

VI. Termination Conditions
The Company reserves the right to terminate employment of any employee for just cause at any time without notice and without payment in lieu of notice. The Company will be entitled to terminate your employment for any reason other than for just cause, upon providing to you such minimum notice as required by law.

VII. Interpretation, Amendment and Enforcement
This letter agreement supersedes and replaces any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company and constitute the complete agreement between you and the Company regarding the subject matter set forth herein. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company.
You may indicate your agreement with these terms and accept this offer by signing and dating this agreement by October 19, 2018. Upon your acceptance of this employment offer, we will provide you with the necessary paperwork and instructions.

Sincerely,
Steve Lisi, CEO

Signatures:

____

Steven A. Lisi
CEO, AIT Therapeutics
Date: October 15, 2018

Douglas J. Beck, CPA

10/17/18
Date